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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                       MSX INTERNATIONAL (HOLDINGS), INC.


The undersigned incorporator, for the purpose of incorporating or organizing a corporation under the Delaware General Corporation Law (the "GCL"), certifies:

          FIRST: The name of the corporation is MSX International (Holdings), Inc. (the "Corporation").

          SECOND: The address of the Corporation's registered office in the State of Delaware is Corporate Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

          FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is One Thousand (1,000) shares with a par value of $0.01 per share, all such shares shall be one class and designated "Common Stock".

          FIFTH: The name and mailing address of the incorporator are as follows:

                  Name                            Mailing Address
                  ----                            ---------------

                  Katrina M. Kwan                 Morgan, Lewis & Bockius LLP
                                                  101 Park Avenue,
                                                  New York, New York 10178

          SIXTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors (the "Board") or in the By Laws.

          SEVENTH: The Board is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation subject to the reserved power of the stockholders to amend and repeal any By Laws adopted by the Board.

          EIGHTH: No person who is or was a director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the


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          Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to, repeal or adoption of any provision of this Certificate inconsistent with this article shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision.

          NINTH: Each person who at any time is or shall have been a director, officer, employee or agent of the Corporation and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding to the fullest extent authorized under Section 145 of the GCL. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such director, officer, employee or agent may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

          TENTH: The Corporation expressly elects not to be governed by Section 203 of the GCL.


IN WITNESS WHEREOF, I have signed this Certificate this 18th day of December, 1996.


                                           -------------------------------------
                                           Katrina M. Kwan
                                           Sole Incorporator